Exhibit 99.1

Moleculin Reports First Quarter 2025 Financial Results and Provides Corporate Update

Enrollment and dosing underway in Phase 3 clinical trial (the “MIRACLE” trial) evaluating Annamycin (naxtarubicin) for the treatment of R/R AML

Regulatory and site selection progress to date supports interim data readout expected in the second half of 2025

Recently received European Medicines Agency (EMA) approval adds nine additional countries to the Company’s ongoing MIRACLE trial; Authorization granted in all EU countries requested

Company to host conference call and webcast today, May 14th at 8:30 AM ET

HOUSTON, May 14, 2025 -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a late-stage pharmaceutical company with a broad portfolio of drug candidates targeting hard-to-treat cancers and viral infections, today reported its financial results for the first quarter 2025 ended March 31, 2025. As previously announced, the Company will host a conference call and live audio webcast to discuss the operational and financial results today, May 14, 2025 at 8:30 AM ET.

“We are pleased with the continued progress of our pivotal, adaptive Phase 3 MIRACLE trial and remain encouraged by the Annamycin data demonstrated to date. In particular, with the sites opening in the US, the recent approval from the EMA, and the individual country committee and/or ethics approvals we have received for Belgium, Czechia, France, Germany, Italy, Lithuania, Poland, Romania, and Spain positions us to continue building momentum and remain on track with our expected enrollment and data milestones,” commented Walter Klemp, Chairman and Chief Executive Officer of Moleculin.

Mr. Klemp continued, “In addition to the progress with our AML program, we are seeing advancements across our pipeline. We continue to be encouraged by the MB-107 trial data demonstrated by Annamycin for the treatment of STS lung mets and expect to report final data readouts from that trial before the end of June. Additionally, investigator-initiated clinical and preclinical work continues on WP1066, our STAT3 inhibitor.”

Recent Highlights

●	Received European Medicines Agency (EMA) approval for its Clinical Trial Application (CTA) to conduct Phase 3 MIRACLE clinical trial in all nine countries submitted in the European Union (EU);
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Announced the International Nonproprietary Names (INN) Expert Committee of the World Health Organization approved “naxtarubicin” for the non-proprietary names of the Company’s next-generation anthracycline in development, Annamycin;

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Bolstered Annamycin intellectual property portfolio with granting of two new U.S. patents: U.S. patent number 12,257,261 titled, “Preparation of Preliposomal Annamycin Lyophilizate“ and U.S. patent 12,257,262 titled “Method of Reconstituting Liposomal Annamycin“;

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Presented new pre-clinical data for Annamycin demonstrating market expansion potential including treatment for pancreatic cancer at the American Association for Cancer Research (AACR) Annual Meeting 2025; and

●	Commenced patient dosing in its ongoing pivotal, adaptive design Phase 3 MIRACLE trial.

Clinical Development Update

Relapsed or Refractory (R/R) Acute Myeloid Leukemia (AML)

The Company is currently evaluating Annamycin (naxtarubicin) in combination with Cytarabine (also known as “Ara-C” and for which the combination of Annamycin and Ara-C is referred to as “AnnAraC”) in a Phase 3 pivotal trial for the treatment of AML patients who are refractory to or relapsed after induction therapy (R/R AML). This Phase 3 “MIRACLE” trial (derived from Moleculin R/R AML AnnAraC Clinical Evaluation) will be global, including sites in the US, Europe and the Middle East. As of the end of April 2025, 38 sites have been selected in all of the regions targeted, with 5 sites in the US.

The MIRACLE study is a Phase 2B/3 clinical trial whereby data from the 2B portion will be combined with the Phase 3 portion for purposes of measuring its primary efficacy endpoint. MIRACLE is subject to appropriate future filings with and potential additional feedback from the FDA and their foreign equivalents, utilizes an adaptive design whereby the first 75 to 90 subjects will be randomized (1:1:1) in Part A of the trial to receive high dose cytarabine (HiDAC) combined with either placebo, 190 mg/m2 of Annamycin, or 230 mg/m2 of Annamycin, which Annamycin doses were specifically recommended by the FDA in the Company’s end of Phase 1B/2 meeting.

The protocol for the MIRACLE trial allows for the unblinding of preliminary primary efficacy data (Complete Remission or CR) and safety/tolerability of the three arms at 45 subjects, in addition to the conclusion of Part A (at 75 to 90 subjects). The first early unblinding will yield 30 subjects treated with Annamycin (190mg/m2 and 230 mg/m2) and HiDAC and 15 subjects treated with just HiDAC plus placebo. The Company expects to reach the first unblinding (45 subjects) in the second half of 2025, in addition to the second unblinding, which is expected in the first half of 2026. This accelerated estimated timeline is due in part to the positive response the Company received in meetings during December with potential investigators regarding recruitment for the trial.

The clinical trial approval with EMA was granted under the condition that the Company present results of appropriate nonclinical GLP studies before initiating the Phase 3 portion (Part B) of the study. Results will be submitted as a substantial modification to the existing approved protocol.

For Part B of the trial, approximately 220 additional subjects will be randomized to receive either HiDAC plus placebo or HiDAC plus the optimum dose of Annamycin (randomized 1:1). The selection of the optimum dose will be based on the overall balance of safety, pharmacokinetics and efficacy, consistent with the FDA’s new Project Optimus initiative.

Patient dosing has commenced, and the initial data readout is on track for the second half of 2025. For more information about the MIRACLE trial, visit clinicaltrials.gov and reference identifier NCT06788756. Additionally, the clinical trial in the EU is on clinicaltrials.eu, and the reference identifier there is 2024-518359-47-00.

Expected Milestones for Annamycin AML Development Program

●	1Q – 3Q 2025 – Update on MIRACLE trial site selection/approvals by countries
●	2025 – Recruitment update for MIRACLE trial
●	2H 2025 – Data readout (n=45) unblinded efficacy/safety review
●	2H 2025 – 2026 – Impact of data readout (n=45) on regulatory pathway; Recruitment update
●	1H 2026 – Interim efficacy and safety data (n=~75-90) unblinded and Optimum Dose set for MIRACLE trial
●	2027 – Begin enrollment of 3rd line subjects in MIRACLE2
●	2027 – Enrollment ends in 2nd line subjects
●	2027 – Begin enrollment in pediatric AML trial
●	2028 – Primary efficacy data for 2nd line subjects in MIRACLE
●	2028 – Begin submission of a Rolling New Drug Application (NDA) for the treatment of R/R AML for accelerated approval on primary endpoint of CR from MIRACLE
●	2028 – Primary efficacy data for 2nd line subjects
●	2028 – Rolling NDA submission begins

Soft Tissue Sarcoma (STS) Lung Metastases

As previously announced, the Company completed enrollment in the Phase 2 portion of its U.S. Phase 1B/2 clinical trial evaluating Annamycin as monotherapy for the treatment of soft tissue sarcoma lung metastases. Subjects who had stable disease at the time of study discontinuation were followed for progression free response and overall survival. The clinical study report is finalized but has not yet been filed. The Company remains positive about the data and is expected to release the data by the end of June.

Expected Milestones for Annamycin STS Lung Mets Development Program

●	1H 2025 – Final MB-107 data readout
●	2025 – Identify next phase of development / pivotal IIT (investigator-initiated-trial) program

Annamycin (naxtarubicin) currently has Fast Track Status and Orphan Drug Designation from the FDA for the treatment of relapsed or refractory acute myeloid leukemia, in addition to Orphan Drug Designation for the treatment of soft tissue sarcoma. Furthermore, Annamycin has Orphan Drug Designation for the treatment of relapsed or refractory acute myeloid leukemia from the European Medicines Agency (EMA).

WP1066 & Brain Tumors

With regard to the Company’s WP1066 oral formula, the Company has an externally funded phase 1B/2 in combination with radiation treating glioblastoma (GBM), a form of brain cancer, at Northwestern University (Northwestern) that is actively recruiting. This is an investigator-initiated trial where Moleculin’s main cost is supplying drug product. To date Northwestern has recruited 7 subjects. No data has been released. Also, the Company has signed an agreement with Emory University enabling Emory to study various WP1066 IV formulations in preclinical studies with the goal of selecting the best molecule to move into a clinical setting towards, most likely, brain cancers such as GBM. Study drug was delivered in April 2025 to Emory with results from such studies expected in the second half of 2025.

Summary of Financial Results for the First Quarter 2025

Research and development (R&D) expense was $3.4 million and $4.3 million for the three months ended March 31, 2025 and 2024, respectively. The decrease of $0.9 million is mainly related to the clinical trials activity levels.

General and administrative expense was $2.5 million and $2.4 million for the three months ended March 31, 2025 and 2024, respectively. The increase of $0.1 million is mainly related to a slight overall increase in regulatory and legal fees.

As of March 31, 2025, the Company had cash and cash equivalents of $7.7 million and believes that the cash on hand is sufficient to fund planned operations into the third quarter of 2025.

Conference Call and Webcast

Moleculin management will host a conference call and live audio webcast to discuss the operational and financial results today, Wednesday, May 14, 2025 at 8:30 AM ET.

Interested participants and investors may access the conference call by dialing (877) 407-0832 (domestic) or (201) 689-8433 (international) and referencing the Moleculin Biotech Conference Call. The live audio webcast will be accessible on the Events page of the Investors section of the Moleculin website, moleculin.com, and will be archived for 90 days.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin (naxtarubicin), is a next-generation highly efficacious and well tolerated anthracycline designed to avoid multidrug resistance mechanisms and to eliminate the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

In March of this year, the Company initiated recruitment of patients into its MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design Phase 3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC, for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway towards a potential approval for Annamycin for the treatment of AML. This study is subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the timing of the initial data readout in the MIRACLE trial. Moleculin will require significant additional financing, for which the Company has no commitments, in order to conduct its clinical trials as described in this press release, and the milestones described in this press release assume the Company’s ability to secure such financing on a timely basis. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:
JTC Team, LLC
Jenene Thomas
(908) 824-0775
MBRX@jtcir.com

Moleculin Biotech, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)	March 31, 2025	December 31, 2024
Current assets:
Cash and cash equivalents	$7,716	$4,278
Prepaid expenses and other current assets	1,624	916
Total current assets	9,340	5,194
Furniture and equipment, net	127	159
Intangible assets	11,148	11,148
Operating lease right-of-use asset	398	424
Total assets	$21,013	$16,925

Current liabilities:
Accounts payable and accrued expenses and other current liabilities	$6,896	$5,359
Total current liabilities	6,896	5,359
Operating lease liability - long-term, net of current portion	326	358
Warrant liability - long term	13,749	5,229
Total liabilities	20,971	10,946
Total stockholders' equity	42	5,979
Total liabilities and stockholders' equity	$21,013	$16,925

Unaudited Condensed Consolidated Statements of Operations
	Three Months Ended March 31,
(in thousands, except share and per share amounts)	2025	2024
Revenues	$-	$-
Operating expenses:
Research and development	3,435	4,252
General and administrative and depreciation and amortization	2,508	2,425
Total operating expenses	5,943	6,677
Loss from operations	(5,943)	(6,677)
Other income:
Gain from change in fair value of warrant liability	9,054	1,455
Transaction costs allocated to warrant liabilities	(1,788)	-
Loss on issuance of warrant liabilities	(7,798)	-
Other income, net	9	11
Interest income, net	30	241
Net loss	(6,436)	(4,970)

Net loss per common share - basic and diluted	$(0.69)	$(2.02)
Weighted average common shares outstanding - basic and diluted	9,343,771	2,466,174